Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Assured Guaranty Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2013, and our report dated April 14, 2014 relating to the financial statements of Assured Guaranty Corp., which appears in Assured Guaranty Ltd.’s Current Report on Form 8-K dated April 14, 2014.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY
June 26, 2014

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us